Exhibit 10.32

MARATHON OIL COMPANY

DEFERRED COMPENSATION PLAN

Amended & Restated Effective

June 30, 2011

MARATHON OIL COMPANY

DEFERRED COMPENSATION PLAN

This document contains the provisions of the Marathon Oil Company Deferred Compensation Plan (the “Plan”) as of June 30, 2011, and shall apply only to Accounts that are not fully distributed as of such date, including 409A Deferrals and Grandfathered Deferrals that are exempt from Code section 409A.

With respect to the 409A Deferrals, the Plan, as amended and restated, is intended to conform to the requirements of Code section 409A and the regulations thereunder, and, in all respects, shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Deferrals, the Plan, as amended and restated, does not represent a material enhancement of the benefits or rights available under the Plan on October 3, 2004.

ARTICLE I. Definitions

1.1.	“409A Deferrals” means those amounts deferred or that became vested after 2004, with earnings and losses attributable thereto, as determined in accordance with Code section 409A.

1.2.	“Account” means an unfunded liability of the Employer in the name of each Participant. “Account” shall refer to the Participant’s entire benefit accrued under the terms of the Plan unless a provision refers specifically to any “Sub-Account” as described in Article VII.

1.3.	“Affiliated Company” means the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that where specified by the Employer in accordance with Code section 409A in applying Code section 1563(a)(1) – (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.” The term “Affiliated Company” shall also include any entity that previously met the requirements of an Affiliated Company as set forth herein that continues to employ a Participant to the extent so designated by the Plan Administrator.

1.4.	“Beneficiary” means any person(s) designated in writing by a Participant to receive payment under this Plan in the event of the Participant’s death. In the event the Participant is married and has designated no other beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s spouse. In the event the Participant is not married at death and has designated no beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s estate.

1.5.	“Board” means the Board of Directors of Marathon Oil Corporation.

1.6.	“Code” means the Internal Revenue Code of 1986, as amended including regulations and other guidance of general applicability promulgated thereunder.

1.7.	“Code section 409A” means, collectively, section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.

1.8.	“Company” means Marathon Oil Company.

1.9.	“Compensation” means gross pay as defined in the Thrift Plan without regard to any Code limitations.

1.10.	“Eligible Employee” means a Marathon Oil Corporation Officer in Grade 88 and above and, if recommended by the Vice President of Human Resources of Marathon Oil Corporation and approved by the President of Marathon Oil Corporation, any Grade 88 and above Employee of an Affiliated Company, excluding Speedway SuperAmerica or its subsidiaries.

1.11.	“Eligible Former Speedway Employee” means an individual who (a) was employed by Speedway LLC or its subsidiaries prior to the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation, (b) who had an account balance under the Speedway Deferred Compensation Plan and (c) who is employed by Company or an Affiliated Company at the effective time of the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation.

1.12.	“Eligible Grandfather Employee” means a Marathon Oil Corporation employee or a Marathon Oil Company employee who, prior to August 27, 2003, was in compensation Grade 19 and above or a Vice President; provided, however, that an individual’s Eligible Grandfather Employee status shall permanently cease upon termination, retirement, or death as an active employee.

1.13.	“Employee” means any individual employed by the Company or an Affiliated Company.

1.14.	“Employer” means Marathon Oil Corporation, the Company, Marathon Service Company and any other Affiliated Company that adopts the Plan with the Board’s consent.

1.15.	“ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

1.16.	“Grandfathered Deferrals” means those amounts deferred and vested before January 1, 2005, with earnings and losses attributable thereto, as determined in accordance with Code section 409A.

1.17.	“Grandfathered Deferrals Sub-Account” means that portion of a Participant’s Account that consists of the Grandfathered Deferrals.

1.18.	“Participant” means an Eligible Employee, Eligible Former Speedway Employee or Eligible Grandfathered Employee who either (a) elects to participate in and/or receives contributions under the Plan pursuant to Article III or Article IV of this Plan or (b) has an Account under this Plan as a result of the transfer of liabilities from the Marathon Petroleum Deferred Compensation Plan or the Speedway Deferred Compensation Plan.

1.19.	“Plan” means The Marathon Oil Company Deferred Compensation Plan as set forth in this document.

1.20.	“Plan Administrator” means Robert L. Sovine, Jr. and any successor as designated by the Company to administer the Plan.

1.21.	“Plan Year” means the 12-consecutive month period beginning each January 1 and ending each December 31.

1.22.	“Salary Deferral” means the total amount deferred by the Participant from Compensation under Article III.

1.23.	“Separation from Service” shall have the same meaning as set forth under Code section 409A with respect to an Affiliated Company.

1.24.	“Specified Employee” shall have the meaning as set forth under Code section 409A and as determined by the Employer in accordance with its established policy.

1.25.	“Thrift Plan” shall mean the Marathon Oil Company Thrift Plan.

ARTICLE II. Eligibility

2.1.	Eligibility

A newly hired Eligible Employee is eligible to participate in the Plan as of the date and in accordance with the rules established for such purpose by the Plan Administrator, consistent with Code section 409A. Any other Eligible Employee is eligible to participate in the Plan on the January 1 coinciding with or next following the date he or she becomes an Eligible Employee. Any individual who was an Eligible Employee or an Eligible Grandfather Employee as of December 31, 2008 shall remain eligible to participate as of January 1, 2009. Any Participant who is an Eligible Former Speedway Employee shall not be permitted to make Salary Deferrals or have any amounts credited to his or her Account pursuant to Article IV unless such individual is an Eligible Employee.

2.2.	Termination of Participation

In the event that a Participant ceases to be an Eligible Employee (or an Eligible Grandfather Employee), the Participant’s current Salary Deferral election shall remain in effect, and thereafter, the Participant shall make no further deferrals unless and until the Participant again becomes eligible under Section 2.1.

ARTICLE III. Deferral of Compensation

3.1.	Annual Elections

Each Participant may elect, prior to the first day of any Plan Year, to make Salary Deferrals (in 1% increments) of up to 20% of his or her Compensation for the Plan Year as provided in the deferral election form. A newly hired Eligible Employee who becomes a Participant in the year of hire may elect to make Salary Deferrals of his or her Compensation for such year pursuant to rules established for such purpose by the Plan Administrator, consistent with Code section 409A.

3.2.	Manner of Deferral

A Participant’s Salary Deferrals may be taken from the Participant’s Compensation ratably during the applicable Plan Year or in any other manner determined by the Plan Administrator; provided that such Salary Deferrals during the Plan Year, in the aggregate, reflect the Participant’s Salary Deferral election in accordance with Code section 409A.

3.3.	General Election Rules

The Plan Administrator may establish, in its discretion, from time to time, rules allowing deferral elections to be made later than prescribed in this Article III to the extent permitted under Code section 409A. Deferral elections shall be in the form and manner required by the Plan Administrator, shall be irrevocable and shall not defer more than that amount which is otherwise available for payment to the Participant net of any and all required federal, state and local withholding obligations (determined taking into account the effect of the deferral) and other qualified plan and pre-tax salary deferrals. Notwithstanding any other provision of this Article III, the Plan Administrator may require that a Participant submit deferral elections prior to the date otherwise specified in this Article III.

ARTICLE IV. Other Contributions

4.1.	Thrift Plan Make-up Matching Contributions

(a)	During each year that a Participant is eligible to participate under Article II, such Participant shall be credited with an amount equal to any match that would have been made under the Thrift Plan, the Marathon Oil Company Excess Benefit Plan, or any other similar plan maintained by an Affiliated Company but that is not made solely because of limitations under the Code or any compensation limit imposed on deferrals in the Thrift Plan.

(b)	The match credited under this Section 4.1 shall be determined at the rate of the maximum potential match under the Thrift Plan.

4.2.	Matching Contributions for New Hires in Waiting Period

New hires who are eligible for this Plan under Section 2.1 and who, except for the provisions governing the Thrift Plan’s “waiting period,” would otherwise be eligible to participate in the Thrift Plan, shall be credited with a Company match equal to the maximum potential Company match under the Thrift Plan multiplied by the Participant’s gross pay (as defined in the Thrift Plan but disregarding any limitations on eligible compensation as may be imposed by the Code) during the Thrift Plan’s waiting period. This accrual shall cease to the extent that, upon the first date of participation eligibility in the Thrift Plan, the employee is eligible under the Plan for the Thrift Plan Company matching contributions.

4.3.	Matching Contributions on Salary Deferrals

A Participant shall be credited each year with a match equal to such Participant’s Salary Deferrals during the year multiplied by the rate of the maximum potential match under the Thrift Plan.

4.4.	Manner of Deferral

Matching contributions under this Article IV may be credited on a pay-period basis or in any other manner determined by the Plan Administrator; provided that such matching contributions during the Plan Year, in the aggregate, reflect the correct amount determined under this Article IV.

ARTICLE V. Accounting

5.1.	Allocation to Participant’s Account

Any Salary Deferrals under Article III or matching contributions under Article IV shall be credited to the Participant’s Account in the manner designated by the Plan Administrator. In addition, account balances transferred from the Speedway Deferred Compensation Plan or the Marathon Petroleum Deferred Compensation Plan shall be credited to the Participant’s Account in the manner designated by the Plan Administrator.

5.2.	Earnings

A Participant may select from a list of hypothetical investment options that will be the same as the investment options offered and modified from time to time under the terms of the Thrift Plan (other than the stock of Marathon Oil Corporation). Earnings, gains and losses received on the investments will be credited to the Participant’s Account in the manner designated by the Plan Administrator. The Plan Administrator shall develop such accounting procedures as it, in its sole discretion, deems advisable to properly reflect the value attributable to the Participant’s Account.

ARTICLE VI. Vesting

A Participant’s Salary Deferrals shall always be immediately vested. Matching contributions provided under Article IV shall vest as provided under the terms and conditions of the Thrift Plan. Any portion of a Participant’s Account which is attributable to a transfer of liabilities from the Marathon Petroleum Deferred Compensation Plan or the Speedway Deferred Compensation Plan in connection with the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation shall be fully vested as of the effective time of the spin-off.

ARTICLE VII. Distribution of Benefits

A Participant shall be entitled to a cash distribution of the Participant’s Account as provided in this Article VII.

7.1.	General Rule for Distributions

Except as otherwise provided in this Article VII, a Participant’s Account shall be paid in a lump sum within 90 days of Separation from Service for any reason other than death.

7.2.	Death

In the event of the death of a Participant, the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum within 90 days of the Participant’s death or, if earlier, within the 90-day period following the Participant’s Separation from Service as described in Section 7.1 (or, in the event of a Separation from Service of a Specified Employee not on account of death, the 90-day period described in Section 7.4).

7.3.	Earnings on Unpaid Balances

The Participant’s Account shall be credited with earnings and losses pursuant to the provisions set forth in Article V until fully paid.

7.4.	Delay for Specified Employees

Distribution of the Account of a Participant who the Plan Administrator determines is a Specified Employee (other than such Participant’s Grandfathered Deferrals Sub-Account) shall be paid in a lump sum within the 90-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 7.2. Payment of a Specified Employee’s Grandfathered Deferrals Sub-Account shall be made in accordance with Sections 7.1.

7.5.	Eligible Former Speedway Employees

If a Participant who is an Eligible Former Speedway Employee, then the distribution of the portion of his or her Account which was transferred from the Speedway Deferred Compensation Plan shall continue to be governed by the terms of the Speedway Deferred Compensation Plan as in effect on the date as of which liabilities are transferred from the Speedway Deferred Compensation Plan. The Speedway Deferred Compensation Plan as in effect during June 2011 (the month during which liabilities will be transferred from such plan) is attached as Appendix 1 to this Plan.

7.6.	Employees of the Marathon Petroleum Corporation Controlled Group

On or about June 17, 2011 and prior to the effective time of the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation, liabilities under this Plan were transferred to the Marathon Petroleum Deferred Compensation Plan for each employee who (a) had an Account under this Plan and (b) was expected to be employed by Marathon Petroleum Corporation or its subsidiaries immediately following the spin-off of Marathon Petroleum Corporation. Such employees ceased to be Participants in this Plan effective as of the effective time of the transfer of liabilities to the Marathon Petroleum Deferred Compensation Plan.

ARTICLE VIII. Funding

Benefits under this Plan shall be paid from general assets of the Employer. This Plan shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in sections 201(2), 301(3), and 401(a)(1) of the ERISA, and is not intended to meet the qualification requirements of section 401 of the Code. Any assets set aside by the Employer for the purpose of paying benefits under this Plan shall not be deemed to be the property of the Participant and shall be subject to claims of creditors of the Employer. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made. Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this Plan and is only used for convenience when describing the deferral activities of this Plan.

ARTICLE IX. Plan Administration

9.1.	General Duty

The Plan shall be administered by the Plan Administrator who shall be appointed by the Company and shall serve in such capacity until resignation or removal by the Company. It shall be the principal duty of the Plan Administrator to determine that the provisions of the Plan are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan.

9.2.	Plan Administrator’s General Powers, Rights and Duties

The Plan Administrator shall have full power to administer the Plan in all of its details, subject to the applicable requirements of law. For this purpose, the Plan Administrator is, as respects the rights and obligations of all parties with an interest in this Plan, given the powers, rights and duties specifically stated elsewhere in the Plan, or any other document, and in addition is given, but not limited to, the following powers, rights and duties:

(a)	to determine all questions arising under the Plan, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their contributions or benefits under the Plan, to interpret the Plan, and to remedy ambiguities, inconsistencies or omissions;

(b)	to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

(c)	to direct payments or distributions from the Plan in accordance with the provisions of the Plan;

(d)	to develop such information as may be required by it for tax or other purposes as respects the Plan; and

(e)	to employ agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate or delegate to them such powers as the Plan Administrator may consider necessary or advisable to properly carry out the administration of the Plan.

The Plan Administrator’s decision in any matter involving the interpretation and application of this Plan shall be final and binding. In the event the Plan Administrator would have to decide any issue under the Plan which could affect the form or timing of the payment of deferred compensation under the Plan, then the Company shall make that decision.

9.3.	Indemnification of Administrator

The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as the Plan Administrator against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act of omission to act in connection with the Plan, if such act of omission is or was in good faith. This Section 9.3 shall comply with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv) with regard to the requirements for reimbursements, to the extent applicable, for the period that such Employee’s indemnification right hereunder shall exist.

9.4.	Information Required by Plan Administrator

The Plan Administrator shall obtain such data and information as deemed necessary or desirable in order to administer the Plan. The records of the Company as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leave of absence, re-employment and earnings will be conclusive on all persons unless determined by independent agents or delegates of the Plan Administrator to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Plan Administrator with such evidence, data or information, as the Plan Administrator considers necessary or desirable to administer the Plan.

9.5.	Claims and Review Procedures

(a)	Claims Procedure. If a Participant believes any rights or benefits are being improperly denied under the Plan, such Participant may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant within the initial 90 day period.) If such notification is not given within such period the claim shall be considered denied as of the last day of such period and such Participant may request a review of his claim.

(b)	Review Procedure. Within 60 days after the date on which a Participant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or the Participant’s duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain specific reasons for the decision as well as specific references to pertinent Plan provision. The decision on review shall be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim shall be considered denied.

(c)	Section 409A Requirements. Any claim for benefits under this Section must be made by the Participant no later than the time prescribed by Code section 409A. If a claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Code Section 409A.

ARTICLE X. Modification and Discontinuance

10.1.	Amendment and Termination

The Company reserves the right to modify, suspend, or terminate the Plan at any time, in whole or in part, in such manner as it shall determine, provided that such action conforms to the requirements of Code section 409A. Included in the Company’s right to amend, suspend or terminate is the Company’s right at any time to no longer permit any additional Participants under the Plan, to cease making Company allocations, and to distribute all Account balances upon Plan termination, all subject to the requirements of Code section 409A. The Plan Administrator may promulgate rules and procedures from time to time to carry out the provisions of this Article X. However, in no event shall the Company have the right to eliminate or reduce any benefit, which has been vested or become forfeitable under the Plan, pursuant to Article VI. No future amendment to the Plan shall apply to Grandfathered Deferrals to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A with respect to the Grandfathered Deferrals unless such amendment expressly indicates otherwise.

10.2.	Delegation of Authority

In addition to the other methods of amending the Company’s employee benefit plans, practices, and policies (hereinafter referred to as “MOC Employee Benefit Plans”) which have been authorized, or may in the future be authorized, by the Board, the Company’s Vice President of Human Resources may approve the following types of amendments to MOC Employee Benefit Plans:

(a) With the opinion of counsel, technical amendments required by applicable laws and regulations;

(b) With the opinion of counsel, amendments that are clarifications of plan provisions;

(c) Amendments in connection with a signed definitive agreement governing a merger, acquisition or divestiture such that, for MOC Employee Benefit Plans, needed changes are specifically described in the definitive agreement, or if not specifically described in the definitive agreement, the needed changes are in keeping with the intent of the definitive agreement;

(d) Amendments in connection with changes that have a minimal cost impact (as defined below) to the Company; and

(e) With the opinion of counsel, amendments in connection with changes resulting from state or federal legislative actions that have a minimal cost impact (as defined below) to the Company.

For purposes of the above, “minimal cost impact” is defined as an annual cost impact to the Company per MOC Employee Benefit Plan case that does not exceed the greater of (i) an amount that is less than one-half of one percent of its documented total cost (including administrative costs) for the previous calendar year, or (ii) $500,000.

10.3.	Transfer of Liabilities

(a)	General. In the event of a corporate transaction involving a Participant’s Employer, the liabilities with respect to the Participant’s Account may be transferred to the entity or organization that becomes the Participant’s employer following the corporate transaction to the extent that such transfer (i) is permitted by applicable law, (ii) with respect to the 409A Deferrals is consistent with Code section 409A, and (iii) with respect to Grandfathered Deferrals, does not represent a material enhancement of the Participant’s benefits or rights available under the Plan on October 3, 2004. For these purposes, a corporate transaction shall include, but not be limited to, a merger, consolidation, separation, reorganization, liquidation, split-up, or spin-off.

(b)

Spin-Off of Marathon Petroleum Corporation. Liabilities have been accepted from the Marathon Petroleum Deferred Compensation Plan or the Speedway Deferred Compensation Plan for each employee who (a) had an account balance under the Marathon Petroleum Deferred Compensation Plan or Speedway Deferred Compensation Plan and (b) who is expected to be employed by the Company or an Affiliated

Company at the effective time of the spin-off of Marathon Petroleum Corporation from Marathon Oil Company. Liabilities have been transferred to the Marathon Petroleum Deferred Compensation Plan for each individual who (a) had an Account balance under this Plan and (b) is expected to be employed by Marathon Petroleum Corporation or an affiliate of Marathon Petroleum Corporation at the effective time of the spin-off of Marathon Petroleum Corporation from Marathon Oil Company. Individuals with respect to whom liabilities were transferred from this Plan to the Marathon Petroleum Deferred Compensation Plan are no longer Participants in this Plan.

ARTICLE XI. General Provisions

11.1.	Notices

Each Participant entitled to benefits under the Plan must file in writing with the Plan Administrator such Participant’s post office address and each change of post office address. Any communication, statement or notice addressed to any such Participant at the last post office address filed with the Plan Administrator will be binding upon such person for all purposes of the Plan, and the Plan Administrator shall not be obligated to search for or ascertain the whereabouts of any Participant. Any notice or document required to be given or filed with the Plan Administrator shall be considered as given or filed if delivered or mailed by registered mail, postage prepaid, to Robert L. Sovine, Jr., Vice President of Human Resources, P.O. Box 3128, Houston, Texas 77253.

11.2.	Employment Rights

The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Employer or an Affiliated Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

11.3.	Interests Not Transferable

Except as may be required by law, including the federal income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered. Notwithstanding any provision of the Plan to the contrary, the Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits. The preceding shall not preclude the Employer from asserting any claim for damages or for any debt that the Employer may have with respect to the Participant; provided that any offset shall apply only where such debt is incurred in the ordinary course of the service relationship between the Employer and the Participant, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

11.4.	No Interest or Earnings

No interest or earnings of any type shall accrue, be credited or be payable on any amounts that are credited to a Participant’s Account under this Plan other than as specified in Article V, Section 5.2.

11.5.	Facility of Payment

When a Participant entitled to benefits under the Plan is under a legal disability, or, in the Plan Administrator’s opinion, is in any way incapacitated so as to be unable to manage their financial affairs, the Plan Administrator may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Plan Administrator may direct the application of the benefits for the benefit of such Participant. Any payment made in accordance with such provisions of this Article XI, Section 11.5 shall be a full and complete discharge of any liability for such payment.

11.6.	Controlling State Law

To the extent not superseded by the laws of the United States, the laws of the State of Texas shall be controlling in all matters relating to the Plan.

11.7.	Severability

In case any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

11.8.	Statutory References

All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation, which amends, supplements or replaces such section or subsection.

11.9.	Headings

Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

11.10.	Non-taxable Benefits

It is the intention of the Company that this Plan meet all requirements of the Code so that the benefits provided be non-taxable during the period of deferral and until actual distribution is made.